UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2023

Vir Biotechnology, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39083	81-2730369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Owens Street, Suite 900
San Francisco, California	94158
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 906-4324

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	VIR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 13, 2023, Vir Biotechnology, Inc. (the “Company”) announced it was taking strategic imperatives to focus its capital allocation on programs with the highest potential for value creation and patient impact. The Company is making purpose-led changes to align with its goals and ensure the Company is well-positioned for the future. These changes are designed to optimize the Company’s cost structure by reducing the size of its workforce and the number of sites it operates in. The Company is prioritizing investment in the clinical execution of its chronic hepatitis delta and chronic hepatitis B programs, as well as on broadening the applicability of its world-class monoclonal antibody platform beyond infectious diseases to autoimmune diseases and oncology. The employees impacted by the strategic imperatives were notified on December 13, 2023, and together with other employee terminations associated with the Company’s discontinuance of its innate immunity small molecule group initiated in the third quarter of 2023, will represent approximately 12% of the workforce or 75 positions. The reductions will be substantially complete by the first quarter of 2024.

The Company is also closing its research and development facilities in St. Louis, Missouri and Portland, Oregon in 2024. Research activities will continue at the Company’s sites in San Francisco, California and Bellinzona, Switzerland.

As a result of these changes, the Company estimates that it will incur charges between $30 million to $40 million, primarily related to facility closures and to a lesser extent, employee severance costs. Of the total charges, the Company estimates that $3 million to $4 million will be cash expenditures. The Company anticipates recognizing these expenses through the third quarter of 2024, resulting in a reduced cost structure of at least $40 million annually. The Company reported $1.7 billion in cash, cash equivalents and investments in the third quarter of 2023.

The estimates of costs, expenses and savings that the Company expects to incur in connection with the changes are contingent upon various assumptions and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events related to or resulting from these strategic steps.

Forward-Looking Statements

This Current Report on Form 8-K (this “Form 8-K”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this Form 8-K. Forward-looking statements contained in this Form 8-K include, but are not limited to, statements regarding anticipated expenditures and annual savings in connection with the reprioritization, the anticipated timing of such cost impacts and the Company’s strategy and plans. Many factors may cause differences between current expectations and actual results, including whether or when the anticipated cost reductions will be achieved; the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; difficulties in collaborating with other companies; successful development and/or commercialization of alternative product candidates by the Company’s competitors; changes in expected or existing competition; delays in or disruptions to the Company’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this Form 8-K are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, the Company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIR BIOTECHNOLOGY, INC.

Date: December 13, 2023	By:	/s/ Sung Lee
Sung Lee Executive Vice President and Chief Financial Officer